Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Hercules Offshore, Inc.:
     We have audited the accompanying consolidated balance sheets of Seahawk Drilling, Inc. as of December 31, 2010 and 2009, and the related consolidated and combined statements of operations, net parent funding and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in Note 1 to the consolidated and combined financial statements prior to August 24, 2009 (the Spin-Off Date), the accompanying combined financial statements have been prepared from the separate records maintained by Seahawk Drilling, Inc.’s former parent, Pride International, Inc., and may not necessarily be indicative of the conditions that would have existed or the results of operations if Seahawk Drilling, Inc. had been operated as an unaffiliated entity.
     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Seahawk Drilling, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
     The accompanying consolidated and combined financial statements have been prepared assuming that Seahawk Drilling, Inc. and subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated and combined financial statements, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on February 11, 2011. Further, on April 27, 2011, the Company sold substantially all operating assets and liabilities to Hercules Offshore, Inc. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Houston, Texas
July 7, 2011

Seahawk Drilling, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except par value and share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$19,370	$78,306
Trade receivables, net of allowance for doubtful accounts of $1,167 and $1,716 at December 31, 2010 and 2009, respectively	13,659	23,465
Deferred income taxes	—	3,079
Due from Pride	1,441	1,722
Assets held for sale	14,550	5,022
Prepaid expenses and other current assets	29,086	45,211

Total current assets	78,106	156,805
Property and equipment, net	77,163	465,375
Other assets	1,444	3,156

Total assets	$156,713	$625,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,691	$18,851
Due to Pride	16,724	19,863
Short-term debt	17,900	—
Accrued expenses and other current liabilities	44,289	59,550

Total current liabilities	93,604	98,264
Other long-term liabilities	9,433	11,835
Deferred income taxes	—	68,173

Total liabilities	103,037	178,272
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized; 12,032,332 and 11,650,114 shares issued and outstanding at December 31, 2010 and 2009, respectively	121	117
Additional paid-in capital	481,955	472,200
Accumulated deficit	(428,400)	(25,253)

Total stockholders’ equity	53,676	447,064

Total liabilities and stockholders’ equity	$156,713	$625,336

The accompanying notes are an integral part of the consolidated and combined financial statements.

Seahawk Drilling, Inc.
Consolidated and Combined Statements of Operations
(Amounts in thousands, except per share amounts)

		Year Ended
	December 31,
	2010	2009	2008
Revenues	$81,790	$291,144	$681,764
Costs and expenses:
Operating costs, excluding depreciation and amortization	122,932	234,964	343,267
Depreciation and amortization	50,378	60,287	62,526
General and administrative, excluding depreciation and amortization	40,448	32,522	36,612
Impairments of goodwill and property and equipment	338,179	33,311	—
(Gain) loss on sales of assets, net	(4,067)	320	88

Earnings (loss) from operations	(466,080)	(70,260)	239,271
Interest expense	(2,403)	(546)	(36)
Other income (expense), net	(1,724)	774	(2,579)

Income (loss) before income taxes	(470,207)	(70,032)	236,656
Income tax expense (benefit)	(67,060)	(25,440)	82,885

Income (loss) from continuing operations, net of tax	(403,147)	(44,592)	153,771
Income from discontinued operations, net of tax	—	2,921	22,249

Net income (loss)	$(403,147)	$(41,671)	$176,020

Basic and diluted earnings (loss) per share:
Continuing operations	$(33.98)	$(3.84)	$13.27
Discontinued operations	—	0.25	1.92

Net income (loss)	$(33.98)	$(3.59)	$15.19

Shares used in the computation of earnings (loss) per share:
Basic and diluted	11,863	11,606	11,584
The accompanying notes are an integral part of the consolidated and combined financial statements.

Seahawk Drilling, Inc.
Consolidated and Combined Statement of Net Parent Funding and Stockholders’ Equity
(Amounts in thousands)

						Total
						Stockholders’
			Additional			Equity and Net
	Common Stock		Paid-in	Accumulated	Net Parent	Parent
	Shares	Amount	Capital	Deficit	Funding	Funding

BALANCE, DECEMBER 31, 2007	—	$—	$—	$—	$638,591	$638,591
Net income					176,020	176,020
Net change in parent funding					(268,964)	(268,964)

BALANCE, DECEMBER 31, 2008	—	$—	$—	$—	$545,647	$545,647

Net loss	—	—	—	(25,253)	(16,418)	(41,671)
Pride Tennessee and Pride Wisconsin
assets retained by Pride					(58,893)	(58,893)
Net change in parent funding	—	—	—	—	(6,911)	(6,911)
Distribution by former parent	11,584	115	463,425	—	(463,425)	115
Stock-based compensation	66	2	8,775	—	—	8,777

BALANCE, DECEMBER 31, 2009	11,650	$117	$472,200	$(25,253)	$—	$447,064

Net loss	—	—	—	(403,147)	—	(403,147)
Common shares issued	7	—	89	—	—	89
Stock-based compensation	375	4	9,666	—	—	9,670

BALANCE, DECEMBER 31, 2010	12,032	$121	$481,955	$(428,400)	$—	$53,676

The accompanying notes are an integral part of the consolidated and combined financial statements.

Seahawk Drilling, Inc.
Consolidated and Combined Statements of Cash Flows
(Amounts in thousands)

		Year Ended
	December 31,
	2010	2009	2008
Cash flows from (used in) operating activities:
Net income (loss)	$(403,147)	$(41,671)	$176,020
Adjustments to reconcile net income to net cash from continuing operations:
Income from discontinued operations	—	(2,921)	(22,249)
Depreciation and amortization	50,749	60,649	62,526
Impairments of goodwill and property and equipment	338,179	33,311	—
(Gain) loss on sale of assets	(4,067)	320	88
Stock-based compensation	9,670	8,775	—
Deferred income taxes	(65,298)	(40,751)	4,060
Changes in assets and liabilities:
Trade receivables	9,806	59,779	34,352
Prepaid expenses and other current assets	9,375	17,613	9,104
Other assets	32	(31)	(1)
Accounts payable	(3,903)	(17,752)	10,693
Due to/from Pride, net	(2,888)	(16,603)	—
Accrued expenses	(15,105)	(47,767)	(10,885)
Insurance proceeds from Pride Wyoming salvage operations	5,605	27,341	—
Income taxes payable	106	(2,542)	(7,407)
Other liabilities	(2,373)	711	(154)
Deferred gain from Pride Wyoming	—	—	(7,414)
Decrease in deferred revenue	(121)	(10,587)	(16,705)
Decrease in deferred expense	1,916	12,293	8,805

Net cash (used in) from operating activities — continuing operations	(71,464)	40,167	240,833
Net cash used in operating activities — discontinued operations	—	(2,056)	(9,317)

Net cash flows (used in) from operating activities	(71,464)	38,111	231,516
Cash flows from (used in) investing activities:
Purchases of property and equipment	(15,304)	(19,600)	(34,720)
Proceeds from dispositions of property and equipment	9,962	—	178
Insurance proceeds for loss of Pride Wyoming	—	—	25,000

Net cash used in investing activities — continuing operations	(5,342)	(19,600)	(9,542)
Net cash from investing activities — discontinued operations	—	59	63,505

Net cash flows from (used in) investing activities	(5,342)	(19,541)	53,963
Cash flows from (used in) financing activities:
Capital contribution from former parent	—	47,263	—
Net change in net parent funding	—	(27,687)	(214,783)
Credit facility borrowing	17,900	—	—
Proceeds from issuance of common stock	90	—	—
Deferred financing cost	(120)	(936)	—

Net cash from (used in) financing activities — continuing operations	17,870	18,640	(214,783)
Net cash used in financing activities — discontinued operations	—	—	(54,188)

Net cash flows from (used in) financing activities	17,870	18,640	(268,971)
Increase (decrease) in cash and cash equivalents	(58,936)	37,210	16,508
Cash and cash equivalents, beginning of period	78,306	41,096	24,588

Cash and cash equivalents, end of period	$19,370	$78,306	$41,096

The accompanying notes are an integral part of the consolidated and combined financial statements.

Seahawk Drilling, Inc.
Notes to Consolidated and Combined Financial Statements
NOTE 1. BUSINESS AND BASIS OF PRESENTATION
          Seahawk Drilling, Inc. (“we,” “our,” “us,” “Company” or “Seahawk”) owns a fleet of 20 jackup rigs which provide shallow water drilling services in the Gulf of Mexico. Seahawk is a Delaware corporation and was a wholly-owned subsidiary of Pride International, Inc. (“Pride”) until August 24, 2009 (the “Spin-off Date”). On the Spin-off Date, Pride distributed 100% of our outstanding common stock to the Pride stockholders. On and prior to the Spin-off Date, Seahawk had not conducted any operations. Since the spin-off Seahawk is independent from Pride, and Pride has not had any ownership interest in Seahawk.
          In November 2010, we announced that our Board of Directors initiated a process to explore and consider possible strategic alternatives for enhancing shareholder value. These alternatives could include, but are not limited to, transactions involving a sale of assets, a recapitalization, or a sale or merger of Seahawk. The Board of Directors and its Finance Committee, which is comprised solely of independent directors, oversaw this process and Simmons & Company International was retained as financial advisor to assist and advise Seahawk.
     Going Concern
          The Company’s consolidated financial statements as of December 31, 2010 have been prepared assuming that the Company will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to comply with financial and other covenants contained in its debt agreements and successfully consummating a plan of reorganization, among other things. As a result of the Chapter 11 Proceedings disclosed in Note 14, Subsequent Events, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as Debtors-in-Possession under Chapter 11, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business, for amounts other than those reflected in the accompanying Consolidated Financial Statements. The accompanying Consolidated Financial Statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Chapter 11 Proceedings.
          Due to events that have occurred subsequent to December 31, 2010, which are disclosed in Note 14, Subsequent Events, and significant uncertainties inherent in the bankruptcy process, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a reasonable period of time.
     Basis of Presentation
          On and prior to the Spin-off Date, our financial position, operating results and cash flows consisted of the Gulf of Mexico Business of Pride (“GOM”). As such, combined results of operations and cash flows reported herein through the Spin-off Date have been recorded based on how Pride managed GOM and include allocated costs based upon Pride’s operating structure as if GOM had been a stand-alone company. The financial statements also include, for the period prior to the spin-off, certain of Pride’s offshore rigs operating in the Gulf of Mexico that were retained by Pride after the Spin-off Date, including the operations of two independent leg jackup rigs known as the Pride Tennessee and Pride Wisconsin.
          On and prior to the Spin-off Date, our combined financial information was prepared using Pride’s historical basis in the assets and liabilities of GOM and the historical results of operations relating to GOM, which include the operations retained by Pride after the spin-off. The combined financial statements of GOM have been prepared from the separate records maintained by Pride and may not necessarily be indicative of the conditions that would have existed or the results of operations if Seahawk had operated as a stand-alone company.
          Because GOM previously operated within Pride’s corporate cash management program for all periods prior to June 1, 2009, funding requirements and related transactions between GOM, on the one hand, and Pride and its other affiliates, on the other hand, have been summarized and reflected on the balance sheet as net parent funding without regard to whether the funding represents a receivable, liability or equity. Effective June 1, 2009, and based on the terms of our separation from Pride, we ceased being part of Pride’s corporate cash management program. Any transactions with Pride after June 1, 2009 have been, and will continue to be, cash settled, and such amounts are included in our financial statements as “Due to Pride” or “Due from Pride.” Transactions between GOM and Pride and its non-GOM affiliates have been identified as related party transactions. It is possible that the terms of the transactions between GOM and other divisions of Pride are not the same as those that would result from transactions among unrelated parties. Additionally, the combined financial statements for GOM include allocations of costs for certain support functions (see Note 11). In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements.

Upon completion of certain activities of the Tax Sharing Agreement with Pride and in connection with the preparation of our 2009 U.S. federal income tax returns, we identified certain misstatements in our long-term deferred tax liabilities due to differences between the Company’s supporting tax basis fixed asset detail ledgers provided to us by Pride and our book basis fixed asset detail ledgers. We evaluated these differences and determined that they were attributable to misallocation of various tax attributes done as part of the preparation of the initial combined financial statements of GOM, in which the historical income tax provisions, and related deferred income tax balances, were prepared as if we were a stand-alone entity and filed separate returns.
          The result of the misstatements was an understatement of long-term deferred tax liabilities of $5.9 million and a corresponding overstatement of net parent funding/additional paid-in capital of $5.9 million on the previously reported consolidated and combined balance sheets as of December 31, 2009, 2008, 2007 and 2006. These misstatements had no effect on any previously reported consolidated or combined statement of operations or statement of cash flows for any prior period and are immaterial for all prior periods. The consolidated balance sheet as of December 31, 2009 and related footnotes have been adjusted to reflect the correction of these misstatements.
          During the third quarter of 2010, we revised our presentation of business segments, based on our current operating structure and how we are managing our operating fleet, in accordance with ASC 280. With the decline in operating activity and loss of drilling contracts in Mexico, we operate our rig fleet as a single operating segment for financial reporting. We retroactively applied the change in segments to all prior periods.
NOTE 2. SEPARATION FROM PRIDE
          Prior to the Spin-off Date, our total equity represented the cumulative net parent funding by Pride in us, including any prior net income or loss attributed to GOM operations as part of Pride. At the Spin-off Date, Pride contributed its entire net parent funding in the GOM business to us. Concurrent with the spin-off and in accordance with the terms of our separation from Pride, certain assets and liabilities were transferred between us and Pride, which have been recorded as part of the net capital contributed by Pride, including, but not limited to:
•	$58.9 million reduction in net assets for the Pride Tennessee and Pride Wisconsin rigs that were retained by Pride,

•	$15.9 million due to Pride was recorded by us for uncollected receivables related to rigs retained by Pride,

•	$1.4 million due to Pride for separation costs,

•	$47.3 million in additional cash contributed to us for working capital,

•	$10.0 million in contributed capital spares,

•	$25.1 million in deferred tax credits, including certain alternative minimum tax credits as well as foreign tax credits generated by the GOM business,

•	$7.5 million long-term liability to Pride for required reimbursements of the tax credits noted above, and

•	$1.8 million due from Pride for expenditures related to the Revolving Credit Facility (as defined in Note 6 below) to be reimbursed by Pride.
          As a result of the above transactions and separation terms of the various agreements we entered into with Pride we have obligations to Pride of $16.7 million and have amounts due from Pride totaling $1.4 million as of December 31, 2010.
          Effective August 4, 2009, Seahawk and Pride executed a Master Separation Agreement, a Tax Sharing Agreement, a Tax Support Agreement and a Transition Services Agreement. These agreements were designed to effect the separation and distribution of our common stock to Pride stockholders. These agreements govern the relationships between Seahawk and Pride subsequent to the completion of the spin-off and provide for the allocation between Seahawk and Pride of Pride’s assets, liabilities and obligations attributable to periods prior to the Spin-off Date. We cannot assure that these agreements are on terms as favorable to us as agreements with unaffiliated third parties.
     Master Separation Agreement
          The Master Separation Agreement between us and Pride governs the spin-off of Pride’s mat-supported jackup rig business, the subsequent distribution of our shares to Pride stockholders and other matters related to Pride’s relationship with us. Under the Master Separation Agreement, we generally release Pride and its affiliates, agents, successors and assigns, and Pride generally releases us and our affiliates, agents, successors and assigns, from any liabilities between us or our subsidiaries on the one hand, and Pride or its subsidiaries on the other hand, arising from acts or events occurring on or before the spin-off, including acts or events occurring in connection with the separation or distribution. Under the terms of the Master Separation Agreement, we are generally not permitted to own or operate any rig with a water depth rating of more than 500 feet, subject to certain exceptions. These provisions will remain in effect until August 24, 2012, the third anniversary of the Spin-off Date.

     Tax Sharing Agreement
          Under the Tax Sharing Agreement, for tax periods (or portions thereof):
•	ending prior to January 1, 2009, we are responsible for paying all United States federal, state, local and foreign income taxes that are attributable to Pride’s operations in the Gulf of Mexico and our and our predecessor’s operations wherever conducted (other than income taxes associated with certain deepwater drilling services contracts), and Pride is responsible for paying all United States federal, state, local and foreign income taxes that are attributable to Pride’s other businesses;

•	beginning on or after January 1, 2009, and ending on or prior to the Spin-off Date, we are responsible for paying all United States federal, state, local and foreign income taxes that are attributable to the mat-supported jackup rig business, and Pride is responsible for paying all United States federal, state, local and foreign income taxes that are attributable to Pride’s businesses other than the mat-supported jackup rig business; and

•	beginning after the Spin-off Date, we are responsible for paying all United States federal, state, local and foreign income taxes that are attributable to us and our subsidiaries.
          Generally, we must reimburse Pride, and Pride must reimburse us, for the use by one party of tax benefits allocated (under rules consistent with how taxes are allocated) to the other party. However, we have no obligation to reimburse Pride, and Pride has no obligation to reimburse us, for tax benefits arising in and used during tax periods beginning prior to the Spin-off Date, unless (i) such tax benefits result from a tax proceeding resolved after the Spin-off Date, and (ii) the use of such tax benefits does not reduce or defer the use of the other party’s other tax benefits or result in an increase in the other party’s taxes.
     Tax Support Agreement
          For information related to the tax support agreement and tax assessments, see “Note 10. Income Taxes.”
     Transition Services Agreement
          Under the Transition Services Agreement, Pride will provide us with specified support services during a transitional period of up to two years following the Spin-off Date. Pride may provide specified accounting, treasury, hotline, human resources, information technology and systems and purchasing services and office and yard space access in exchange for agreed fees set forth in the Transition Services Agreement. We may generally terminate any or all of the services on 30 days advance notice, subject to payment of any increased or stranded costs associated with early termination. Substantially all transition services were terminated by us as of December 31, 2009.
          The Pride Tennessee and Pride Wisconsin are two independent-leg jackup rigs owned by Pride. After the Spin-off Date, the customer contracts applicable to these rigs remained with the Seahawk subsidiaries which originally entered into these contracts. Pursuant to an agreement we entered into with Pride, all benefits and risks of these customer contracts passed through to Pride until their completion, which occurred in August 2009 for the Pride Wisconsin and in October 2009 for the Pride Tennessee. We are no longer obligated to manage these rigs.
          Only in limited circumstances will Pride be liable to us with respect to the provision of services under the Transition Services Agreement.
NOTE 3. SIGNIFICANT ACCOUNTING POLICIES
     Management Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Major Customers and Concentration of Credit Risk
          Our customers consist of various oil and natural gas producers and drilling service. The capital expenditures of our customers are generally dependent on their views of future oil and gas prices and successful offshore drilling activity. We perform ongoing credit evaluations of our customers and provide allowances for probable credit losses when necessary. PEMEX accounted for 8%, 72% and 64% of our total revenue for the years ended December 31, 2010, 2009, and 2008, respectively.
     Subsequent Events
          In preparing these financial statements, we have evaluated subsequent events through the date the financial statements are being issued.

     Dollar Amounts
          In the notes to the financial statements, all dollar amounts in tabulations, other than per share amounts, are in thousands of dollars, unless otherwise noted.
     Revenue Recognition
          We recognize revenue as services are performed based upon contracted dayrates and the number of operating days during the period. We record all taxes imposed directly on revenue-producing transactions on a net basis. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees received for capital improvements to rigs are deferred and recognized on a straight-line basis over the period of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets.
     Cash and Cash Equivalents
          We consider all highly liquid investments having maturities of three months or less at the date of purchase to be cash equivalents.
     Fair Value of Financial Instruments
          Our financial instruments recognized in the balance sheet consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The estimated fair values of the financial instruments have been determined based on our assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a market transaction. The fair values of financial instruments generally approximate their book amounts due to the short-term maturity of these instruments at December 31, 2010 and 2009. We do not have any derivative instruments at December 31, 2010.
     Fair Value of Financial Measurements
          Fair value measurements are generally based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy consists of the following three levels:
Level 1 Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
     Property and Equipment
          Property and equipment comprise a significant amount of our total assets. Property and equipment are carried at their original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations.
          We depreciate property and equipment using the straight-line method based upon expected useful lives of each class of assets. The expected original useful lives of the assets for financial reporting purposes range from five to 25 years for rigs and rig equipment and three to 20 for other property and equipment. We evaluate our estimates of remaining useful lives and salvage value for our rigs when changes in market or economic conditions occur that may impact our estimates of the carrying value of these assets. As of December 31, 2010, the remaining depreciable lives of our rigs range from 6 months to 13 years with an average remaining depreciable life of approximately 5.9 years.
          We determine the carrying value of these assets based on property and equipment policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and salvage value of our rigs and other assets. We evaluate our property and equipment for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, fair value assessments and market valuations from third parties, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future utilization levels, dayrates and costs. Prolonged periods of low utilization and dayrates could result in the recognition of impairment charges on certain of our rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. The use of different estimates and assumptions could result in materially different carrying values of our assets and could materially affect our results of operations.
          In conjunction with the spin-off, Pride conducted a fair value assessment, pursuant to ASC Topic 360-10, Impairment or Disposal of Long-Lived Assets, of the jackup rig fleet that constitutes Seahawk’s operating assets. This valuation was prepared under the guidelines established by ASC Topic 820, Fair Value Measurements and Disclosures, as a level 3 valuation. Pride’s valuation included three components: (1) recent valuations provided by an independent rig broker, (2) recent valuations provided by public analysts’ research reports and (3) an income approach using Pride’s discounted cash flow analysis. Pride’s valuation was based on unobservable inputs that required them to make assumptions about the future performance of the mat-supported jackup rigs for which there is little or no market data, including projected demand, dayrates and operating costs. Pride then applied a weighted average to the three components to obtain an estimate of the fair market value of the rig fleet. Based on this valuation analysis, Pride determined that these rigs had a fair market value that was approximately $32.1 million less than their carrying value of approximately $506.0 million as of August 23, 2009. Therefore, we recorded an impairment charge of approximately $32.1 million in the year ended December 31, 2009. These impairment charges resulted in reduced depreciation expense of approximately $1.5 million during the year ended December 31, 2009. In accordance with ASC Topic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. This new cost basis for the assets is to be depreciated over their remaining useful life. Therefore, at the Spin-off Date, we adjusted the gross cost of the drilling rigs to match their fair value on the Spin-off Date, and we reduced the accumulated depreciation by $444.4 million on the rigs accordingly.
          On September 29, 2010 Seahawk Drilling LLC, a subsidiary of Seahawk entered into a Memorandum of Agreement (the “MOA”) with Essar Oilfield Services India Ltd. (“Essar”) for the sale of the Company’s drilling rig Seahawk 2505 for approximately $14.6 million, which at August 31, 2010 had a net book value of approximately $42.5 million. The closing of the sale was contingent upon Essar being awarded a contract on or prior to February 8, 2011 pursuant to a tender submitted by Essar to a third party. Based on the requirements of ASC 360, we reclassified the Seahawk 2505 from property and equipment to asset held for sale, and recorded an impairment charge of approximately $28.2 million. In accordance with ASC Subtopic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. As the asset was reclassified to assets held for sale, we adjusted the gross cost of the Seahawk 2505 to match the fair value, the stipulated sales price; and we reduced the accumulated depreciation by $3.2 million accordingly, which represents accumulated depreciation recorded on the rig since the fair value impairment at spin-off. On or around January 5, 2011, we were informed that Essar was not awarded the contract that the closing of the sale of the Seahawk 2505 was contingent upon.
          In November 2010, we announced that our Board of Directors initiated a process to explore and consider possible strategic alternatives for enhancing shareholder value. In December 2010, the Company’s Board of Directors received several offers from investors and strategic buyers with varying proposed transaction values. Based on the indicated ranges of transaction values received, we performed a valuation analysis using the weighted average of the various proposed indications of transaction value and determined that our long-lived assets had an estimated fair market value that was approximately $310.0 million less than their carrying value of approximately $387.2 million. Therefore, we recorded an impairment charge of approximately $310.0 million at December 31, 2010. In accordance with ASC Topic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. This new cost basis for the assets is to be depreciated over the remaining useful life. Therefore, as of December 31, 2010, we adjusted the gross cost of the drilling rigs to match their fair value as of December 31, 2010, and we reduced the accumulated depreciation by $90.9 million on the rigs accordingly. For a discussion of subsequent events, see “Note 14. Subsequent Events.”
     Goodwill
          Goodwill is not amortized. In accordance with ASC Topic 350-20, Goodwill, we are required to test for the impairment of goodwill and other intangible assets with indefinite lives on at least an annual basis. Goodwill impairment evaluations are, by nature, highly subjective. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of each of the reporting units with its carrying amount (including goodwill). If a reporting unit’s carrying amount exceeds its fair value, the second step is performed. The second step involves a comparison of the implied fair value and carrying value of that reporting unit’s goodwill. To the extent that a reporting unit’s goodwill carrying amount exceeds the implied fair value of its goodwill, an impairment loss is recognized. Fair value is estimated using discounted cash flows of the reporting unit and other market-related valuation models, including earnings multiples and comparable asset market values which would be a level 3 valuation. In making an assessment of fair value, we rely on current and past experience concerning our industry cycles, which historically have proven to be extremely volatile. In addition, we make future assumptions based on a number of factors including future operating performance, as discussed above in Property and Equipment, expected economic conditions and actions we expect to take. Rates used to discount future cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment.

          Due to the decline in dayrates and utilization of our jackup rigs in 2009, we completed quarterly assessments to determine whether our goodwill was impaired. Since our spin-off and the registration of our common stock, our market capitalization provides additional fair value information that was utilized to evaluate the recoverability of our goodwill during our annual impairment test. ASC Topic 350-20, Goodwill, indicates that quoted market prices in active markets are the best evidence of fair value. We completed an assessment at December 31, 2009, which included the market value of our common stock in the impairment analysis. That assessment indicated that additional impairment analysis was required by ASC 350-20 due to the decline of our market capitalization in the fourth quarter of 2009. The second step of the goodwill impairment test compared the implied fair value of our U.S. reporting unit with the carrying amount of that reporting unit. Since the carrying value of the reporting unit exceeded its implied fair value, an impairment loss was recognized. As a result of the analyses performed, we recorded an impairment charge to fully write-off our goodwill balance of $1.2 million as of December 31, 2009.
     Rig Certifications
          We are required to obtain certifications from various regulatory bodies in order to operate our offshore drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs associated with obtaining and maintaining such certifications, including inspections and surveys, and drydock costs to the rigs are deferred and amortized over the corresponding certification periods.
          As of December 31, 2010 and December 31, 2009, the deferred and unamortized portion of such costs on our balance sheet was $2.7 million and $4.3 million, respectively. The portion of the costs that are expected to be amortized as an operating expense in the 12 month periods following each balance sheet date are included in other current assets on the balance sheet and the costs expected to be amortized after more than 12 months from each balance sheet date are included in other assets. The costs are amortized on a straight-line basis over the period of validity of the certifications obtained. These certifications are typically for five years, but in some cases are for shorter periods. Accordingly, these deferred costs are generally amortized over a five year period.
     Stock-Based Compensation
          We follow ASC Topic 718, Stock Compensation, to measure and record compensation expense for all stock-based payment awards made to employees and directors including restricted stock units and employee stock options. We expense the fair value of employee stock options and other equity-based compensation beginning on the grant date. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. Stock-based compensation expense recognized during the period is based on the fair value of the portion of the stock-based payment awards that is ultimately expected to vest during the period. As stock-based compensation expense recognized in the consolidated statement of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures have been estimated on the grant date and will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     Foreign Currency Translation
          We have designated the U.S. dollar as the functional currency for our international operations because we contract with customers, purchase equipment and finance capital using or by indexing to the U.S. dollar. In accordance with ASC Topic 830, Foreign Currency Matters, when the U.S. dollar is designated as the functional currency, certain assets and liabilities of international operations are translated at historical exchange rates, revenues and expenses in these countries are translated at the average rate of exchange for the period, and all translation gains or losses are reflected in the period’s results of operations.
     Income Taxes
          Prior to the spin-off, Seahawk was a member of an affiliated group that included its former parent company, Pride. The provision for income taxes for all periods prior to the spin-off has been computed as if we were a stand-alone entity and filed separate tax returns. The provision for income taxes was impacted by Pride’s tax structure and strategies and not that of our business. To the extent that we provided any U.S tax expense or benefit for periods prior to the spin-off, any related tax payable or receivable to Pride was reclassified to net parent funding in the same period.
          Our tax provision is based on expected taxable income, statutory rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws. Currently payable income tax expense represents either nonresident withholding taxes or the liabilities expected to be reflected on our income tax returns for the current year while the net deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities as reported on the balance sheet.
          We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future. While we have considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowances, changes in these estimates and assumptions, as well as changes in tax laws could require us to adjust the valuation allowances for our deferred tax assets. These adjustments to the valuation allowance would impact our income tax provision in the period in which such adjustments are identified and recorded.
     Earnings per Share
          Basic earnings per share from continuing operations is computed based on the weighted average number of shares of common stock outstanding during the applicable period. Diluted earnings per share from continuing operations is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, and restricted stock units were converted into common stock, net of income taxes.
          The calculation of basic and diluted earnings per share and shares outstanding for all periods presented prior to the Spin-off Date is based on the number of shares of our common stock distributed on the Spin-off Date.
     Accounting Pronouncements
          In May 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Subtopic 855-10, Subsequent Events. The provisions of ASC Subtopic 855-10 establishes (i) the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This statement is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. We adopted this provision effective April 1, 2009, with no material impact on our consolidated or combined financial statements. On February 24, 2010, the FASB amended ASC Subtopic 855-10 to eliminate the requirement to disclose the date through which subsequent events have been evaluated, but does not prohibit it.
          In June 2009, the FASB issued ASC Subtopic 810-10-05, Consolidation—Variable Interest Entities. The provisions of ASC Subtopic 810-10-05 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This statement will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This provision will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We adopted this provision effective January 1, 2010, with no material impact on our consolidated or combined financial statements.
          In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements. This guidance modifies the fair value requirements of ASC Subtopic 605-25, Revenue Recognition-Multiple Element Arrangements, by allowing the use of the “best estimate of selling price” in addition to vendor specific objective evidence and third-party evidence for determining the selling price of a deliverable. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence, or (c) estimates. In addition, the residual method of allocating arrangement consideration is no longer permitted. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. We are currently evaluating ASU 2009-13 and the impact it may have on our consolidated or combined financial statements.
          In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-6”). The update amends FASB ASC Topic 820, Fair Value Measurements and Disclosures, (“ASC Topic 820”) to require additional disclosures related to transfers between levels in the hierarchy of fair value measurements. ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009. We adopted this provision effective January 1, 2010, with no material impact on our consolidated or combined financial statements.
          In April 2010, the FASB issued ASU 2010-12, Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts. This update codifies an SEC Staff Announcement relating to accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. We adopted ASU 2010-12 as of its effective date, April 14, 2010, with no material impact on our consolidated or combined financial statements.
          In December 2010, the FASB has issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. ASC Topic 805, Business Combinations, requires a public entity involved in a merger or acquisition to disclose pro forma information of the combined entity for business combinations that occur in the current reporting period. This update clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in ASC Topic 805 when comparative financial statements are presented. The update requires the pro forma information for business combinations to be presented as if the business combination occurred at the beginning of the prior annual reporting period when calculating both the current reporting period and the prior reporting period pro forma financial information. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the update as of January 1, 2011. We do not expect the update to have a material effect on our consolidated financial position, results of operations or cash flows.
     Reclassifications
          Certain reclassifications have been made to the prior years’ combined financial statements to conform with the current year presentation.
NOTE 4. DISCONTINUED OPERATIONS
          We report discontinued operations in accordance with the guidance of ASC 205-20, Discontinued Operations. For the disposition of any asset group accounted for as discontinued operations, we have reclassified the results of operations as discontinued operations for all periods presented. Such reclassifications had no effect on our net income, net parent funding or retained earnings.
          In May 2008, we sold our entire fleet of platform rigs and related land, buildings and equipment for $66 million in cash. In connection with the sale, we entered into an agreement with the buyer to operate two platform rigs until their existing contracts were completed. In March 2009, the contract for one of these rigs was canceled, and the remaining deferred gain of $2.8 million related to the sale of the rig was recognized. The rig was subsequently transitioned to the buyer in April 2009.
          A contract extension for the remaining rig was granted in April 2009, and we managed that rig until the contract was completed in September 2009. The contract extension required us to pay to the buyer all revenues from the operation of the rigs, less operating costs and a small per day management fee, which we retained. Management of drilling service is part of our continuing operations, therefore the revenues and cost of revenues associated with this management agreement are included in our income from continuing operations.
          The following tables present selected information regard the results of our discontinued operations.

	Year Ended
	December 31,
	2009	2008
	(In thousands)
Revenues	$7,989	$54,730

Income (loss) before taxes, excluding gain on disposal	(484)	8,544
Income tax (expense) benefit	169	(2,735)
Gain on disposal of assets, net of tax	3,236	16,440

Income from discontinued operations, net of tax	$2,921	$22,249

NOTE 5. PROPERTY AND EQUIPMENT
          Property and equipment consisted of the following at December 31, 2010 and December 31, 2009.

	December 31,
	2010	2009
	(In thousands)
Rigs and rig equipment	$69,335	$497,200
Other	4,615	2,932
Construction-in-progress	4,138	12,243

Property and equipment, cost	78,088	512,375
Accumulated depreciation and amortization	(925)	(47,000)

Property and equipment, net	$77,163	$465,375

          In April 2010, we completed an upgrade project for one of our rigs extending its remaining useful life.
          On September 29, 2010 Seahawk Drilling LLC, a subsidiary of Seahawk entered into a Memorandum of Agreement (the “MOA”) with Essar Oilfield Services India Ltd. (“Essar”) for the sale of the Company’s drilling rig Seahawk 2505 for approximately $14.6 million, which at August 31, 2010 had a net book value of approximately $42.5 million. The closing of the sale was contingent upon Essar being awarded a contract on or prior to February 8, 2011 pursuant to a tender submitted by Essar to a third party.
          Based on the requirements of ASC 360, we reclassified the Seahawk 2505 from property and equipment to asset held for sale, and recorded an impairment charge of approximately $28.2 million. In accordance with ASC Subtopic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. As the asset was reclassified to assets held for sale, we adjusted the gross cost of the Seahawk 2505 to match the fair value, the stipulated sales price; and we reduced the accumulated depreciation by $3.2 million accordingly, which represents accumulated depreciation recorded on the rig since the fair value impairment at spin-off.
          On or around January 5, 2011, we were informed that Essar was not awarded the contract that the closing of the sale of the Seahawk 2505 was contingent upon.
          In November 2010, we announced that our Board of Directors initiated a process to explore and consider possible strategic alternatives for enhancing shareholder value. In December 2010, the Company’s Board of Directors received several offers from investors and strategic buyers with varying proposed transaction values. Based on the indicated ranges of transaction values received, we performed a valuation analysis using the weighted average of the various proposed indications of transaction value and determined that our long-lived assets had an estimated fair market value that was approximately $310.0 million less than their carrying value of approximately $387.2 million. Therefore, we recorded an impairment charge of approximately $310.0 million at December 31, 2010. In accordance with ASC Topic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. This new cost basis for the assets is to be depreciated over the remaining useful life. Therefore, as of December 31, 2010, we adjusted the gross cost of the drilling rigs to match their fair value as of December 31, 2010, and we reduced the accumulated depreciation by $90.9 million on the rigs accordingly. For a discussion of subsequent events, see “Note 14. Subsequent Events.”
          During the third quarter of 2009, in conjunction with our spin-off, Pride conducted a fair value assessment of the jackup rig fleet that constitutes Seahawk’s operating assets. Based on this valuation analysis, Pride determined that our rigs had a fair market value that was approximately $32.1 million less than their carrying value of approximately $506.0 million as of August 23, 2009. Therefore, we recorded an impairment charge of approximately $32.1 million in 2009. In accordance with ASC Subtopic 360-10, when an impairment charge is recorded, the impairment charges are recorded directly against the cost basis of the assets being impaired. This new cost basis for the assets is to be depreciated over their remaining useful life. Therefore, at the Spin-off Date, we adjusted the gross cost of the drilling rigs to match their fair value on the Spin-off Date, and we reduced the accumulated depreciation by $444.4 million on the rigs accordingly.
NOTE 6. SECURED REVOLVING CREDIT FACILITY
          On August 4, 2009, we entered into a revolving credit facility (as amended, the “Revolving Credit Facility”) with a group of lenders (the “Lenders”) that matures September 30, 2011. The Revolving Credit Facility has an initial facility amount of up to $36.0 million (the “Commitment”), subject to availability and a borrowing base calculation, as defined in the Revolving Credit Facility. Up to 75% of the aggregate amount of the Commitment, or $27.0 million, is available to issue letters of credit denominated in U.S. dollars or Mexican Pesos, and up to $36.0 million of the Commitment is available for Company borrowings. Loans made under the Revolving Credit Facility may be used solely to fund rig reactivation capital expenditures and related working capital. In addition, letters of credit issued under the Revolving Credit Facility may be used by Seahawk for general corporate purposes, including the backstop of surety bonds. Letters of credit issued to backstop surety bonds related to the Mexico tax assessments (as disclosed in Note 10) are limited to 20% of the total Commitment amount. The Revolving Credit Facility is secured by 15 of our rigs, including the Seahawk 2505, and substantially all of our other assets, including our accounts receivables, spare parts and certain cash and cash equivalents. The Revolving Credit Facility generally requires that proceeds from the sale of any rig collateralized thereunder be used to prepay borrowings outstanding under the Revolving Credit Facility or cash collateralize outstanding letters of credit issued thereunder unless we provide replacement collateral of equivalent value or otherwise reinvest such sale proceeds in a manner permitted under the Revolving Credit Facility. The net book value of the assets that secure the Revolving Credit Facility is approximately $66.9 million. On March 1, 2010 and September 1, 2010, we made drawings from the Revolving Credit Facility of $6.4 million and approximately $11.5 million, respectively.
          Interest on the Revolving Credit Facility is calculated based on outstanding loans and letters of credit as well as commitment fees for any unused portion of the borrowing base. Amounts drawn on the Revolving Credit Facility bear interest at variable rates based on applicable LIBOR plus a 4.5% margin or the adjusted base rate, plus margin, as defined in the Revolving Credit Agreement. Seahawk pays a per annum letter of credit fee equal to the applicable LIBOR margin. As of December 31, 2010, the interest rate on our $17.9 million borrowing under the Revolving Credit Facility was approximately 4.8%, comprised of a LIBOR rate of approximately 0.3% plus the applicable margin of 4.5%. Commitment fees for the unused portion of the Revolving Credit Facility are 150 basis points per annum on the average daily unused portion of the borrowing base. For the year ended December 31, 2010, Commitment fees paid for the unused portion of the borrowing base were $0.4 million. On March 26, 2010, a letter of credit for 31.0 million Mexican Pesos, was issued on our behalf in favor of “Tesoreria de la Federacion” (Mexican Treasury) under our letter of credit sub limit within our Revolving Credit Facility. This letter of credit was terminated in November 2010. On December 31, 2010, based upon our borrowing base calculation, we had up to $3.8 million available to borrow under the Revolving Credit Facility.
          The Revolving Credit Facility contains a number of covenants restricting, among other things, investments, payment of dividends, indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments and distributions in respect of capital stock and subordinated debt, capital expenditures, investments, loans and advances, transactions with affiliates, sale and leasebacks, changes in fiscal year, negative pledge clauses, changes in lines of business and speculative hedging. The Revolving Credit Facility also requires us to maintain certain minimum ratios with respect to our financial condition, including current assets to current liabilities, liquidation value of the collateralized rigs, tangible net worth and adjusted earnings before interest, taxes, depreciation and amortization to fixed charges. As of December 31, 2010, we were not in compliance with our minimum working capital ratio covenant and our minimum consolidated tangible net worth covenant. All borrowings under the credit facility are recorded as short-term debt. On February 15, 2011, all amounts outstanding and fees due under the Revolving Credit Facility were paid and the Revolving Credit Facility was terminated. For a discussion of subsequent events, see “Note 14. Subsequent Events.”
NOTE 7. STOCKHOLDERS’ EQUITY
          Our authorized capital stock consists of (a) 75 million shares of common stock, par value $.01 per share, and (b) 10 million shares of preferred stock, par value $.01 per share. Under the terms of our tax sharing agreement with Pride, we are subject to certain limitations regarding the issuance of common stock until August 24, 2011. As of December 31, 2010, 12,032,332 shares of our common stock were outstanding and there were no outstanding shares of our preferred stock.
Common Stock
          The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election. Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to dividends in the amounts and at the times declared by our Board of Directors out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.
          Our shares of common stock were listed on the NASDAQ Global Select Market under the symbol “HAWK.” As a result of the Company’s Chapter 11 Proceedings and related sale of substantially all of the Company’s assets, the Company’s common stock was delisted from The NASDAQ Stock Market, effective April 1, 2011. For a discussion of subsequent events, see “Note 14. Subsequent Events.”
     Preferred Stock
          Our Board of Directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. Our Board of Directors may determine the designation and other terms of each series, including, among others, dividend rights, voting powers, preemptive rights, conversion rights, redemption rights, and liquidation preferences.
NOTE 8. EARNINGS PER SHARE
          The following table reconciles the components of the basic and diluted earnings (loss) per share for the years ended December 31, 2010, 2009 and 2008 (in thousands, except per share information).

		Year Ended
	December 31,
	2010	2009	2008
Income (loss) from continuing operations	$(403,147)	$(44,592)	$153,771

Weighted average shares of common stock outstanding — basic	11,863	11,606	11,584
Stock options	—	—	—
Restricted stock awards	—	—	—

Weighted average shares of common stock outstanding — diluted	11,863	11,606	11,584

Income from continuing operations per share
Basic and diluted	$(33.98)	$(3.84)	$13.27
          The calculation of basic and diluted earnings per share and shares outstanding for all periods presented prior to the Spin-off Date is based on the number of shares of our common stock distributed on the Spin-off Date.
          For the years ended December 31, 2010 and 2009, the dilutive effect of our 321,644 and 350,141, respectively, outstanding stock options and 560,123 and 659,181, respectively, outstanding restricted stock unit awards were excluded from the computation of fully diluted earnings per share because we reported a loss from continuing operations and their effect would have been anti-dilutive.

NOTE 9. STOCK-BASED COMPENSATION
          Stock-based compensation expense includes awards for Seahawk stock options and restricted stock units. The compensation expense for the year ended December 31, 2010 and 2009 was $9.7 million and $8.8 million, respectively.
     Adoption of Stock Plan and Grants
          Prior to our spin-off from Pride, several of our employees owned unvested Pride stock-based awards, including restricted stock and restricted stock units. At the time of our spin-off, all of the unvested Pride stock-based awards held by transferring employees were cancelled and replaced with Seahawk restricted stock units of an equivalent fair value. These replacement awards are subject to the vesting schedule that corresponds to the remaining vesting schedule of the forfeited awards on the Spin-off Date, and the compensation expense attributable to these awards is equal to the value of the award at the time the original award was granted.
          Effective August 4, 2009, Pride, as our sole stockholder on that date, adopted the Seahawk 2009 Long-Term Incentive Plan (the “2009 Plan”) under which employees and directors are eligible for stock-based compensation awards, as selected by the Compensation Committee of our Board of Directors.
          The 2009 Plan provides for the granting or awarding of stock options, restricted stock units, other stock-based awards and cash awards to directors, officers and employees. The 2009 Plan allows for up to 1,505,928 shares of our common stock to be used for equity-based awards. As of December 31, 2010, we have approximately 183,078 remaining shares of common stock available to grant or award under the 2009 Plan.
     Restricted Stock Units
          Restricted stock unit awards consist of restricted grants of units denominated in common stock. By design, a restricted stock unit is a unit evidencing the right to receive in specified circumstances one share of common stock that is restricted or subject to forfeiture provisions. Restricted stock units are included in our calculation of fully-diluted shares, however, they do not represent common shares outstanding until they are vested and converted into common stock. The weighted average vesting period for our restricted stock units is 1.7 years.
          The following table summarizes activity in our non-vested restricted stock unit awards since the date of our spin-off through December 31, 2010:

		Weighted
		Average Grant-
	Shares	Date Fair Value
Non-vested at August 23, 2009	—	$—
Granted	751,282	$23.71
Vested	(66,050)	$26.12
Forfeited	(26,051)	$26.09

Non-vested at December 31, 2009	659,181	$24.36

Granted	373,466	$16.94
Vested	(375,033)	$21.58
Forfeited	(97,491)	$26.07

Non-vested at December 31, 2010	560,123	$22.56

          During the year ended December 31, 2010, we recognized $8.5 million in compensation expense related to our restricted stock awards, of which $7.9 million was allocated to selling, general and administrative expenses and the remaining $0.6 million was allocated to operating expenses. At December 31, 2010, the unamortized compensation cost related to outstanding unvested restricted stock was $7.0 million.
          During the year ended December 31, 2009, we recognized $6.6 million in compensation expense related to our restricted stock awards, of which $6.2 million was allocated to selling, general and administrative expenses and the remaining $0.4 million was allocated to operating expenses. At December 31, 2009, the unamortized compensation cost related to outstanding unvested restricted stock was $10.7 million.
          All of the unvested restricted stock units granted under the 2009 Plan are eligible to participate in dividend equivalents which are equal to the amount of dividends paid or issued to our common stockholders, if any. These dividend equivalents, if any, are subject to the same vesting schedule, and will be paid at the same time, as the underlying restricted stock unit for which the dividend equivalent is awarded.

     Stock Options
          We utilize the Black-Scholes pricing model to measure the fair value of stock options granted. We measure the fair value of stock option awards on the grant date using an option-pricing model that is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, the risk-free interest rate, and the expected life of the stock options. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. We estimate the volatility of our stock options using a weighted average blend of historical volatilities of a peer group of drilling and energy service companies because our common stock did not trade prior to the Spin-off Date. There were no stock options granted or exercised during 2010. The fair market values of stock options granted for the year ended December 31, 2009 were measured on the grant date using the option-pricing model described above, with the following weighted average assumptions:

Stock Options
2009
Dividend yield	0.00%
Expected volatility	57.00%
Risk-free interest rate	2.48%
Expected term in years	5.50
Weighted average fair value of stock options granted	$13.80
          A summary of stock option activity since the date of our spin-off through December 31, 2010 is presented below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Exercise	Contractial	Intrinsic Value
	Shares	Price	Term (Years)	(Thousands)
Outstanding at August 23, 2009	—	$—	—	$—
Granted	350,141	25.95	9.6
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2009	350,141	$25.95	9.6	$—

Granted	—	—	—
Exercised	—	—	—
Cancelled or expired	(28,497)	$25.95	—

Outstanding at December 31, 2010	321,644	$25.95	8.6	$—

Exercisable at December 31, 2010	230,946	$25.95	8.6	$—

          There was no aggregate intrinsic value on our outstanding stock options on December 31, 2009 or December 31, 2010 because the exercise price of the stock options was greater than the closing price of our stock on that date, meaning there were no “in the money” stock options. Aggregate intrinsic value represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the quarter and the exercise price, multiplied by the number of “in-the-money” stock options) that would have been received by the stock option holders had all the holders exercised their stock options on the last trading day of the quarter. This amount changes based on the fair market value of our common stock.
          During the year ended December 31, 2010, we recognized $1.2 million in compensation expense in selling, general and administrative costs related to these awards. At December 31, 2010, the unamortized compensation cost related to outstanding unvested stock options was $0.8 million.
          During the year ended December 31, 2009, we recognized $2.2 million in compensation expense in selling, general and administrative costs related to these awards. At December 31, 2009, the unamortized compensation cost related to outstanding unvested stock options was $2.7 million.

NOTE 10. INCOME TAXES
          Concurrent with the spin-off, we entered into a Tax Sharing Agreement with Pride which governs Pride’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits, and other tax matters. Under the terms of the Tax Sharing Agreement, generally, we must reimburse Pride, and Pride must reimburse us, for the use by one party of tax benefits allocated (under rules consistent with how taxes are allocated) to the other party. However, we will have no obligation to reimburse Pride, and Pride will have no obligation to reimburse us, for tax benefits arising in and used during tax periods beginning prior to the date of the spin-off, unless (i) such tax benefits result from a tax proceeding resolved after the date of the spin-off and (ii) the use of such tax benefits does not reduce or defer the use of the other party’s other tax benefits or result in an increase in the other party’s taxes.
          As part of the separation from Pride in August of 2009, we were allocated certain deferred tax attributes, including foreign tax credit carryforwards. In August 2009, pursuant to the Tax Sharing Agreement, we recorded a long-term liability for amounts that we estimated would be required to be reimbursed to Pride for our future utilization of the tax credits. The original balance of the tax credits and related long-term liability were recorded through offsetting entries to equity at the date of the Spin-off. As a result of the completion of certain activities of the Tax Sharing Agreement with Pride and filing of Pride’s and our 2009 tax returns in September 2010 we recorded approximately $5.5 million of additional foreign tax credits that were allocated to us by Pride and approximately $2.5 million of other net deferred tax assets. We are required by the Tax Sharing Agreement to reimburse Pride upon the utilization of a portion of the tax credits allocated to us. Due to the additional foreign tax credits allocated to us in September 2010, we increased the long-term liability recorded at the Spin-off Date of $7.5 million by approximately $1.3 million. In the fourth quarter of 2010, we no longer expected to utilize the benefit of our deferred tax assets, including the tax credits contributed by Pride, and we recorded a full valuation allowance on our deferred tax assets. Accordingly, we recognized the release of the total $8.8 million long-term liability through the net deferred tax benefit recognized in 2010, resulting in no net impact to the 2010 income tax provision due to the offsetting valuation allowance on the related deferred tax assets.
     Mexico Tax Assessments
          Prior to February 2010, we had rig operations in Mexico. Since July 2006, we have received eight tax assessments from the Mexican tax authorities. The assessments contest our right to claim certain deductions in our tax returns for the tax years 2001 through 2006.
          We have contested the six assessments related to tax years 2001 through 2003 in the Mexican court system. For these six cases, the total contested amount is approximately 1,285 million Mexican Pesos, or approximately $104 million based on exchange rates on December 31, 2010, including penalty, interest and inflation adjustments. As of December 31, 2010 we have provided all collateralization required by Mexican courts for these assessments, which totals $48.5 million. In November 2009, we received a favorable ruling for one contested case worth approximately $6 million in which the court ruled in our favor on the primary issue that is in dispute for all assessments in the Mexican court system; however, Mexican tax authorities appealed the decision and in December 2010 the appeal was decided in the Mexican tax authority’s favor. The case was sent back to the lower court and in April 2011 the lower court issued a new resolution in the Mexican tax authorities’ favor according to the instruction of the appeals court. In June 2011 we filed a constitutional rights appeal against the lower courts decision. Although the Company continues to believe we will be successful upon the appeal for this case, the Company may be required to record a liability for such case in 2011depending on the results of the appeal process. In August 2010, we received an unfavorable ruling for a contested case worth approximately $21 million in which the court ruled in the Mexican tax authority’s favor on the same issue. We believe the court that issued the unfavorable ruling did not take into consideration key expert witness testimony. In June 2011 we received a favorable ruling on the appeal and the case was sent back to the lower court with instructions to consider the expert witness testimony. The other four contested cases are at different stages in the trial process and we expect them to be decided by the lower courts; however, regardless of the outcome, we expect the lower court decisions will be appealed. Four of the six cases in the Mexican court system may conclude in 2012. Final resolution of the remaining two cases is not expected prior to 2014.
          We have contested the two assessments related to tax years 2004 and 2006 through administrative appeals to the Mexican tax authority. For these assessments, the total amount is approximately 561 million Mexican Pesos, or approximately $45 million based on exchange rates on December 31, 2010, including penalty, interest and inflation adjustments. In May 2011 we lost the administrative appeal of one assessment. As a result we will contest the assessment in the Mexican court system in the third quarter of 2011. We expect the Mexican tax authority to rule on the remaining administrative appeal in 2011.
          Under Mexican law, generally, we are required to provide a suitable guarantee or collateral against contested tax liabilities when an assessment is contested in a Mexican court in order to prevent such liabilities from being due and payable. However, we are not required to provide any guarantee or collateral when an assessment is under administrative appeal to the Mexican tax authority or until a revised tax assessment is received if the original assessment is fully void. If a suitable guarantee or collateral is not provided when due, the Mexican tax authority is entitled to certain limited collection activities against the assessed subsidiary. We believe that the Mexican tax authority does not have the authority to collect assets of subsidiaries that have not been assessed. In any case, the corporate veil is respected under Mexican law and we do not have any material assets in the currently assessed subsidiaries. As of December 31, 2010, guarantees have been provided by all of our entities that are currently required to provide guarantees for the contested assessments. We will continue to evaluate the consequence of not providing suitable guarantees or collateral as they may become required in the future.
          Pursuant to the Tax Sharing Agreement between Seahawk and Pride that we entered into at the time of the spin-off, we are required to indemnify Pride for tax assessments from the Mexican government with respect to any tax years that ended on or before December 31, 2008. Pride has received tax assessments from the Mexican government related to two of its entities for the 2003 tax year. For these assessments, including penalty, interest, and inflation adjustments, the total amount is approximately 63 million Mexican Pesos, or approximately $5 million based on exchange rates on December 31, 2010.
          We anticipate that the Mexican tax authorities will make additional assessments contesting similar deductions for other open tax years. If the tax authorities were to apply a similar methodology on the primary issue in the dispute to the remaining open tax years, the total amount of incremental future tax assessments is estimated to be approximately $85 million as of December 31, 2010. None of our subsidiaries that are subject to such assessments have any material assets. While we intend to contest these assessments and any future assessments vigorously, we cannot predict or provide assurance as to the ultimate outcome, which may take several years.
          Pursuant to the Tax Support Agreement between us and Pride that we entered into at the time of the spin-off from Pride, Pride has agreed to provide a guarantee or indemnity in favor of the issuer of any surety bonds or other collateral issued for our account in respect of the additional Mexican tax assessments for tax years 2003 and 2004 made prior to the date of the spin-off to the extent requested by us. In October 2010, Pride has provided us substitute collateral for all of the tax appeal bonds posted for the contested tax assessments. On July 31, 2012, July 31, 2013, July 31, 2014 and August 24, 2015, we may be required to provide substitute credit support for certain portions of the collateral guaranteed or indemnified by Pride, so that Pride’s obligations are terminated in their entirety by August 24, 2015. Throughout the term of these bonds, and pursuant to the Tax Support Agreement, we will pay Pride a fee based on the credit support provided. We are not obligated to utilize Pride’s credit support for the provision of surety bonds or other collateral. The Tax Support Agreement with Pride does not obligate Pride to guarantee or indemnify the issuer of any surety bonds or other collateral issued in respect of future tax assessments. The failure to replace Pride’s credit support for existing assessments as and when required by the Tax Support Agreement would likely result in a default under the Tax Support Agreement. Our inability to provide required financial security to the Mexican tax authority for future assessments would likely result in a default under the Tax Support Agreement and would result in a default under our Revolving Credit Facility if such assessment was assessed against one of our material subsidiaries, as defined in our Revolving Credit Facility. If any of these events were to occur, our liquidity and results of operations could be materially affected. For a discussion of subsequent events, see “Note 14. Subsequent Events.”

Income Tax Provision
     The provision for income taxes on income from continuing operations is comprised of the following for the years ended December 31:

	2010	2009	2008
	(In thousands)
U.S.:
Current	$(208)	$—	$41,435
Deferred	(68,142)	(40,552)	4,012

Total U.S.	(68,350)	(40,552)	45,447

Foreign:
Current	1,178	15,158	37,438
Deferred	112	(46)	—

Total Foreign	1,290	15,112	37,438

Income Taxes	$(67,060)	(25,440)	82,885

     A reconciliation of the differences between our income taxes computed at the U.S. statutory rate and our income taxes from continuing operations before income taxes as reported is summarized as follows for the years ended December 31:

	2010		2009		2008
	Amount	Rate (%)	Amount	Rate (%)	Amount	Rate (%)
	(Dollar amounts in thousands)
U.S. statutory rate	$(164,572)	35.0	$(24,511)	35.0	$82,830	35.0

Valuation allowance	102,967	(21.9)	—	—	—	—
Domestic production activity deductions	—		(2,395)	3.4
Changes in unrecognized tax benefits	576	(0.1)	732	(1.0)	275	0.1
Other	(6,031)	1.3	734	(1.1)	(220)	(0.1)

Income Taxes	$(67,060)	14.3	$(25,440)	36.3	$82,885	35.0

     The 2010 effective tax rate of 14.3% decreased from the 2009 effective tax rate of 36.3% primarily due to the valuation allowance that was recorded in the fourth quarter of 2010.
     The domestic and foreign components of income from continuing operations before income taxes were as follows for the years ended December 31:

	2010	2009	2008
	(In thousands)
U.S.	$(472,600)	$(73,728)	$235,767
Foreign	2,393	3,696	889

Income from continuing operations before income taxes	$(470,207)	$(70,032)	$236,656

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets were as follows at December 31:

	2010	2009
	(In thousands)
Deferred tax assets:
Operating loss carryforwards	$76,735	$25,169
Tax credit carryforwards	44,165	38,190
Employee stock-based awards and other benefits	2,538	2,051
Depreciation	2,262
Other	6,279	5,689

Subtotal	131,979	71,099
Valuation allowance	(131,594)	(16,248)

Total	385	54,851

Deferred tax liabilities:
Depreciation	—	119,507
Other	385	438

Total	385	119,945

Net deferred tax liability	$—	$65,094

          As of December 31, 2010, we had deferred tax assets of $24.3 million relating to $81.0 million of foreign net operating loss (“NOL”) carryforwards, $52.4 million relating to $149.8 million of domestic NOL carryforwards, $17.1 million of non-expiring Alternative Minimum Tax (“AMT”) credits, and $27.0 million of U.S. foreign tax credits (“FTC”). Foreign NOL carryforwards consist of $81.0 million that will expire starting in 2013 through 2020 and $149.8 million of domestic NOL that will expire starting in 2030 through 2031. The foreign tax credits begin to expire in 2018. In the fourth quarter of 2010 we recorded an impairment charge of approximately $310.0 million on our rigs. As a result the deferred tax liability was reduced by approximately $108.5 million and at December 31, 2010 we are in a net deferred tax asset position. In accordance with ASC 740, we evaluate our deferred tax assets, including net operating losses and credits, to determine if a valuation allowance should be established based on the consideration of all available evidence using a “more likely than not” standard. Based on the analysis of all factors management concluded that due to the uncertainty regarding the future realization of the net deferred tax asset, a full valuation allowance should be recorded. At December 31, 2010 we recorded a net increase to our valuation allowance in the amount of $115.3 million. This net increase consisted of a $107.2 million increase due to our U.S. valuation allowance and $8.1 million related to our foreign valuation allowance.
     Uncertain Tax Positions
          We have adopted and account for uncertainty in income taxes under the provisions of ASC Topic 740, Income Taxes. Under this interpretation, if we determine that a position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that is greater than 50 percent likely of being realized upon settlement. We presume that all tax positions will be examined by a taxing authority with full knowledge of all relevant information. We regularly monitor our tax positions and ASC Topic 740 tax liabilities. We reevaluate the technical merits of our tax positions and recognize an uncertain tax benefit, or derecognize a previously recorded tax benefit, when (i) there is a completion of a tax audit, (ii) there is a change in applicable tax law including a tax case or legislative guidance, or (iii) there is an expiration of the statute of limitations. Significant judgment is required in accounting for tax reserves. Although we believe that we have adequately provided for liabilities resulting from tax assessments by taxing authorities, positions taken by tax authorities could have a material impact on our effective tax rate in future periods.
          As of December 31, 2010, we have approximately $4.5 million of unrecognized tax benefits that, if recognized, would have an impact on the effective tax rate. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2010, we have approximately $4.8 million of accrued interest and penalties related to uncertain tax positions on the consolidated balance sheet. During 2010, we recorded interest and penalties of $0.6 million through the consolidated statement of operations.

          The following table presents the reconciliation of the total amounts of unrecognized tax benefits from January 1, 2010 to December 31, 2010 (in thousands):

Beginning balance, December 31, 2009	$4,220
Increase related to prior period tax positions	334
Increase related to current period tax positions	—
Statute expirations	—
Settlements	—
Other	—

Ending balance, December 31, 2010	$4,554

          For jurisdictions other than the United States, tax years 2005 through 2010 remain open to examination by the major taxing jurisdictions. With regard to the United States, tax years 2007 through 2010 remain open to examination.
          From time to time, our periodic tax returns are subject to review and examination by various tax authorities within the jurisdictions in which we operate. We are currently contesting several tax assessments and may contest future assessments where we believe the assessments are in error. We cannot predict or provide assurance as to the ultimate outcome of existing or future tax assessments.
NOTE 11. RELATED PARTY TRANSACTIONS
          On and prior to the Spin-off Date, Seahawk had an extensive and ongoing related party relationship with Pride and its affiliates. Subsequent to the Spin-off Date, neither Pride nor its affiliates are considered a related party. The following summarizes our related party transactions with Pride for years ended December 31, 2009 and 2008:

	Year Ended
	December 31,
	2009	2008
	(In thousands)
Operating expenses:
Direct charges from Pride affiliates	$27,176	$42,961
Allocated Pride Corporate expenses	$6,469	$13,688
General and administrative expenses:
Allocated Pride Corporate expenses	$13,293	$36,596
          Pride carried out purchasing services on behalf of GOM for materials, supplies, maintenance and other items. There was no mark-up on these items, as the costs were included in the Pride Corporate allocations.
     Net Parent Funding
          The net parent funding represents Pride’s historical combined ownership interest and investments in us prior to the Spin-off Date. As part of Pride we did not have our own credit facility, and our cash balances were routinely swept to Pride as a part of Pride’s cash management program. Our business was dependent on Pride for funding for capital expenditures and working capital requirements. All transactions between Pride and us prior to the Spin-off Date are shown as net parent funding in the combined financial statements. Changes in net parent funding consist primarily of earnings and expenses of operations, including costs allocations from the parent, advances from Pride to us to fund operations, transfers of assets between Pride and us, and net effect of cash transfers between Pride and us, including the sweeping of cash by Pride.

NOTE 12. COMMITMENTS AND CONTINGENCIES
     Leases
          At December 31, 2010, we had entered into long-term non-cancelable operating leases covering certain facilities. The minimum annual rental commitments are as follows for the years ending December 31:

Amount
(In thousands)
2011	$996
2012	1,326
2013	1,235
2014	1,163
2015	1,148
Thereafter	4,348

Total	$10,216

          Total rent expense incurred under operating leases was approximately $1.0 million and $0.8 million for the years ended December 31, 2010 and 2009, respectively.
     Loss of the Pride Wyoming
          In September 2008, the Pride Wyoming, a 250-foot slot-type jackup rig operating in the U.S. Gulf of Mexico, was deemed a total loss for insurance purposes after it was severely damaged and sank as a result of Hurricane Ike. As of December 31, 2010 we have a deferred gain of approximately $7.3 million which we will recognize once all insurance claims regarding the removal operations are finalized. As of December 31, 2010,we have an insurance receivable of $24.9 million recorded related to amounts incurred, but not yet reimbursed by the insurance company. As of December 31, 2010, we have an accrued liability related to salvage costs incurred, but not yet paid of $22.9 million. Total insurance proceeds of $50.7 million have been received related to the removal of wreckage and related costs incurred. The costs for the remaining removal of the wreckage are expected to be covered by Pride’s insurance, under which we are a named insured for this claim. We will be responsible for any costs not covered by Pride’s insurance. Pursuant to the Master Separation Agreement dated August 4, 2009 between the Company and Pride (the “Master Separation Agreement”), we requested that Pride fund primarily all of the costs remaining for the removal of the wreckage and salvage operations until receipt of insurance proceeds, subject to a $23 million limitation of such debt to Pride under our Revolving Credit Facility. In 2010, Pride funded approximately $7.7 million in costs incurred for current removal operations. All amounts paid by Pride were reimbursed directly to Pride by insurance. Under the Master Separation Agreement, we remain as the primary obligor for the amounts owed. Removal operations were completed in the fourth quarter 2010. During 2011, insurance has paid directly to the vendor approximately $24.1 million for costs incurred for removal operations.
          In October 2008, we filed a complaint in U.S. Federal District Court pursuant to the Limitation of Liability Act, which has the potential to statutorily limit our exposure for claims arising out of third party damages caused by the loss of the Pride Wyoming. Pride retained the right after the spin-off to control any claims, litigation or settlements arising out of the loss of the Pride Wyoming. Following the filing of our Limitation of Liability court action, three owners of facilities in the Gulf of Mexico and one company which claims a non-ownership proprietary interest in a facility in the Gulf of Mexico asserted that parts of the Pride Wyoming impacted their facilities and caused damage. These claimants requested that we pay for all costs, expenses and other losses associated with the damage, including loss of revenue. We have settled claims with the three owners of facilities for a total of $49.6 million in the aggregate during the year ended December 31, 2010, which was fully reimbursed by insurance. As of December 31, 2010, we were in the process of defending against the claims of the non-owner, whose claims were estimated to be $7.0 million. On April 28, 2011, we received final judgment that dismissed the claims made by the non-owner. Other pieces of the rig may have also caused damage to certain other offshore structures. Based on the information available to us at this time, we do not expect the outcome of the remaining claim to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of the one remaining claim. Although we believe Pride has adequate insurance, we will be responsible for any deductibles or awards not covered by Pride’s insurance, under which we are a named insured.
     Pride’s Foreign Corrupt Practices Act Investigation
          The Audit Committee of Pride’s Board of Directors, through independent outside counsel, has undertaken an investigation of potential violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) in several of Pride’s international operations. With respect to the Mexico operations included in these consolidated and combined financial statements, this investigation has found evidence suggesting that payments, which may violate the FCPA, were made to government officials in Mexico aggregating less than $150,000. The evidence to date regarding these payments suggests that payments were made beginning in 2002 through early 2006 (a) to one or more government officials in Mexico in connection with the clearing of a jackup rig and equipment through customs, the movement of personnel through immigration or the acceptance of a jackup rig under a drilling contract; and (b) with respect to the potentially improper entertainment of government officials in Mexico. Pride has voluntarily disclosed information found in the investigation to the Department of Justice (“DOJ”) and the SEC. Pride has reached agreements with the DOJ and the SEC to settle these matters.

Neither of the contemplated settlements with the DOJ and SEC include the appointment of a compliance monitor. However, we were not a party to nor were we involved in any of the discussions with the DOJ or the SEC.
          In connection with the settlements, Pride paid a total of $56.2 million in penalties, disgorgement and interest. Pursuant to the Master Separation Agreement, we are responsible for any liabilities, costs or expenses related to, arising out of, or resulting from Pride’s current FCPA investigation to the extent related to Pride’s and our historical operations in Mexico (subject to certain exceptions) except that our responsibility for fines, penalties or profit disgorgement payable to the U.S. government will not exceed $1 million. We recognized an indemnity obligation to Pride of approximately $0.3 million. In the event that a disposition includes the appointment of a compliance monitor or consultant or any similar remedy for the Company, we are responsible for the costs associated with such monitor, consultant or similar remedy.
          We could also face fines, sanctions, and other penalties from authorities in Mexico, including prohibition of our participating in business operations and/or the seizure of rigs or other assets. Our customers in Mexico could seek to impose penalties or take other actions adverse to our interests. In addition, disclosure of the subject matter of the investigation could adversely affect our reputation and our ability to obtain new business or retain existing business from our current clients and potential clients, to attract and retain employees, and to access the capital markets.
     Litigation
          We are routinely involved in litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of our recorded accruals could have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 13. OTHER SUPPLEMENTAL INFORMATION
          Prepaid expenses and other current assets consisted of the following at December 31, 2010 and 2009:

	December 31,
	2010	2009
	(In thousands)
Deferred mobilization and inspection costs	$1,210	$1,782
Deferred financing costs	325	238
Prepaid expenses	2,226	6,447
Insurance receivables	24,980	36,293
Other	345	451

Total	$29,086	$45,211

          Accrued expenses and other current liabilities consisted of the following at December 31, 2010 and 2009:

	December 31,
	2010	2009
	(In thousands)
Deferred mobilization revenue	$—	$121
Salvage costs	22,911	33,079
Payroll and benefits	869	2,194
Deferred gain on Pride Wyoming	7,303	7,303
Other accrued expenses	13,206	16,853

Total	$44,289	$59,550

          Supplemental cash flows and non-cash transactions were as follows:

		Years Ended
	December 31,
	2010	2009	2008
		(In thousands)
Cash paid (refunded) during the year for:
Income taxes — U.S., net	$(134)	$20	$432
Income taxes — foreign, net	1,286	18,380	44,571
Change in capital expenditures in accounts payable	(210)	(521)	(13,220)
NOTE 14. SUBSEQUENT EVENTS — UNAUDITED
     Chapter 11 Reorganization
          On February 11, 2011, the Company, and certain of its subsidiaries (collectively, the “Subsidiaries”, and together with the Company, the “Debtors”) filed voluntary petitions for relief (collectively, the “Bankruptcy Case”) under Chapter 11 (“Chapter 11”) of the Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). The filing of petitions for relief under Chapter 11 of the Bankruptcy Code is hereinafter referred to as “Chapter 11 Proceedings.” The Debtors will continue to operate their businesses as “Debtors in Possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
          At hearings held in February 2011, the Court granted final approval of the Debtors’ “first day” orders for authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. This relief generally was designed to preserve the value of the Debtors’ businesses and assets pending consummation of the Hercules Transaction (as defined and described below). Among other things, the Court authorized the Debtors to pay certain pre-petition claims relating to employees, suppliers, taxes, and lenders.
          The Company currently is seeking approval of its Disclosure Statement in early to mid July 2011, followed by balloting and a hearing to confirm its plan of reorganization that the Company expects will occur by mid to late August 2011. As of June 30, 2011, creditors filed claims against the Company totaling $759 million. Of that amount $646 million has been flagged for objection, including duplicative claims filed against multiple Seahawk entities, and $94 million is contingent in nature and the subject of disputes which are expected to be resolved by the Bankruptcy Court. The Company continues to analyze the validity and enforceability of the remaining submitted claims in connection with our Chapter 11 proceedings. The plan of reorganization will determine which creditors will receive distribution to satisfy their claim and the related specified settlement amounts. The amounts of distributions received by claimants under the plan of reorganization may substantially vary from the amounts of claims filed with the Bankruptcy Court. The Company expects to go effective with the plan of reorganization within two weeks of confirmation by the Bankruptcy Court. This will include satisfying all bankruptcy administrative claims, distribution of Hercules shares according to the plan of reorganization and conveyance of certain matters and remaining assets to a liquidating trust for the benefit of the Company’s former common shareholders. The resolution of some of the Company’s entities that are not party to the plan of reorganization, primarily those involved with prior operations in Mexico, will be determined following confirmation of the plan of reorganization.

     Debtor-in-Possession Financing
          On February 11, 2011, the Company entered into a Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) with the lenders from time to time party thereto (the “DIP Lenders”), and D.E. Shaw Direct Capital Portfolios, L.L.C., as the administrative agent for the DIP Lenders (the “DIP Administrative Agent”), pursuant to which the DIP Lenders agreed to a super-priority revolving secured credit facility of up to $35 million that bears interest at a floating per annum rate equal to the sum of 12% plus the higher of one-month LIBOR or 3%. The Subsidiaries guaranteed the Company’s obligations under the DIP Credit Agreement. The obligations under the DIP Credit Agreement were secured by substantially all of the assets of the Debtors including all of their rigs. The DIP Credit Agreement contemplated that the Company may use funds loaned thereunder for the payment of (i) the Company’s outstanding obligations under the Revolving Credit Agreement and (ii) working capital expenses, operating costs, administrative expenses and certain employee severance benefits pursuant to an approved budget. On February 15, 2011, $25.8 million was drawn under the DIP Credit Agreement to 1) repay $18.1 million in principal, interest, and related fees outstanding and due under the Revolving Credit Facility, 2) pay $1.1 million in DIP Administrative Agent fees, and 3) fund $6.6 million in working capital expenses, operating costs, DIP interest, administrative expenses, and certain employee severance benefits.
          The DIP Credit Agreement was scheduled to mature on the earliest of (a) 180 days from the execution date of the DIP Credit Agreement, (b) 45 days after the commencement of the Bankruptcy Case if the Bankruptcy Court has not entered a final order approving the DIP Credit Agreement on or prior to such date, (c) the effective date or date of substantial consummation of a reorganization plan confirmed by the Bankruptcy Court, whichever occurs first, (d) subject to clause “(e)”, the Bankruptcy Court’s entry of an order approving the sale of any collateral or material property of the Debtors without the consent of the Administrative Agent, (e) 60 days after the commencement of the Bankruptcy Case if, by such date, the Debtors have not entered into an agreement providing for the sale of substantially all of their assets, which shall provide for the payment of all of the indebtedness under the DIP Credit Agreement, (f) 120 days after the commencement of the Bankruptcy Case if, by such date, the Debtors have not closed the sale of substantially all of their assets or equity interests, and (g) the date on which the loans under the DIP Credit Agreement shall become due and payable upon the acceleration thereof in accordance with the provisions of the DIP Credit Agreement.
          The borrowings under the DIP Credit Agreement were restricted by amounts budgeted for weekly disbursements, subject to agreed budget variance amounts. Covenant restrictions included, but were not limited to, indebtedness; liens; investments, loans and advances; operations; leases; use of proceeds; sales of assets; mergers, consolidations, liquidations, and dissolutions; transactions with affiliates; negative pledge agreements; and certain bankruptcy matters.
          On April 27, 2011, the remaining $13.3 million and $0.2 million in outstanding principal and interest, respectively, and $1.6 million in exit fees were paid under the DIP Credit Agreement from the proceeds of the Hercules Transaction (as defined and described below) and the DIP Credit Agreement was terminated.
     Wind Down Debtor-in-Possession Financing
          On April 27, 2011, the Debtors entered into a Debtor-in-Possession Loan, Security and Guaranty Agreement (the “Wind Down DIP Agreement”) with Hayman Capital Master Fund, L.P. (the “Wind Down DIP Lender”), to fund the Debtors’ operations during the period following the closing of the Hercules Transaction through confirmation of a Chapter 11 plan of reorganization in the Bankruptcy Case. A final order approving the Wind Down DIP Agreement was entered by the Bankruptcy Court on April 26, 2011. Pursuant to the Wind Down DIP Agreement, the Wind Down DIP Lender has agreed to a super-priority secured term loan financing of up to $14.25 million in two separate tranches: (a) a Tranche A Term Loan of $5.75 million which was drawn on April 27, 2011 after the closing of the Hercules Transaction, and (b) a Tranche B Term Loan of $8.5 million which was drawn on May 10, 2011 in a single draw upon the satisfaction of certain conditions precedent, including the entry of a final order approving the Wind Down DIP Agreement on or before May 10, 2011. The loans under the Wind Down DIP Agreement bear interest at 13% per annum, unless a default (as defined in the Wind Down DIP Agreement) occurs, in which case the loans will bear interest at 15% per annum. Accrued interest on the loans is payable in arrears on the last day of each calendar month and on the maturity date and, if not paid in cash, is payable in kind by adding such accrued interest not paid in cash to the unpaid principal balance of the loans.
          The Wind Down DIP Agreement contemplates that the Company may use funds loaned thereunder for (a) the orderly wind down of the Company’s bankruptcy estate, including all costs, fees, expenses (including, without limitation, legal fees and expenses) payable to the Wind Down DIP Lender and (b) the administration of claims and distributions to creditors and interest holders in accordance with a budget acceptable to the Wind Down DIP Lender.

          The Wind Down DIP Agreement will mature on the earlier of (a) January 31, 2012, and (b) the second business day after the effective date of a confirmation of a Chapter 11 plan of reorganization in the Bankruptcy Case, which, in part, provides for the full payment of all amounts due under the Wind Down DIP Agreement. The borrowings under the Wind Down DIP Agreement are restricted to amounts allowed under a wind down budget, subject to a 20% variance. Covenant restrictions include, but are not limited to, indebtedness; liens; payments not included in the wind down budget; operations; use of proceeds; mergers, consolidations, liquidations, and dissolutions; and restrictions on sales of Hercules Transaction common stock.
     Hercules Transaction
          In connection with the commencement of the Chapter 11 Proceedings, the Debtors entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Hercules Offshore, Inc., a public company that provides offshore contract drilling, liftboat, and inland barge services (“Hercules”), and its newly-formed acquisition subsidiary (collectively, the “Purchasers”) pursuant to which the Debtors sold to the Purchasers substantially all of their assets for aggregate consideration consisting of 22.3 million shares of common stock of Hercules and $25.0 million in cash (collectively, the “Hercules Transaction”), such consideration valued at approximately $100 million based upon the trading price of Hercules’ common stock of $3.36 per share as of January 27, 2011, plus the assumption of certain liabilities associated with the purchased assets. In addition, the consideration was subject to a net working capital adjustment.
          The Hercules Transaction was conducted under the provisions of Section 363 of the Bankruptcy Code, approved by the Bankruptcy Court on April 5, 2011, and completed on April 27, 2011. As of the Hercules Transaction completion date of April 27, 2011, the stock and cash components of the transaction have an approximate value of $151.8 million based on Hercules closing stock price of $5.68 per share on the closing date. Substantially all of the cash proceeds from the sale were used to repay the DIP Credit Agreement and certain operating, professional and closing expenses incurred through April 27, 2011. The Hercules stock is held pursuant to an escrow agreement pending confirmation of a plan of reorganization and subsequent distribution to claim holders.
     Pride Tax Support Agreement
          On February 9, 2011, Pride sent to the Company a notice of default and request for cash collateralization (the “Notice”) pursuant to the Tax Support Agreement. Pursuant to the Tax Support Agreement that was entered into at the time of the Company’s spin-off from Pride, Pride agreed to provide a guarantee, indemnity or other credit support in favor of the issuer of any surety bonds or other collateral issued for the account of the Company or its subsidiaries in respect of certain Mexican tax assessments made prior to the date of the spin-off.
          The Notice states that the Company has failed to pay to Pride credit support fees, which are based on the credit support provided by Pride during the fourth calendar quarter of 2010, that have become due and payable in the amount of $0.5 million. In addition, the Notice states that the Company’s failure to make a payment to Pride in the amount of $0.3 million, which amount represents reimbursement to Pride for payments that Pride made to a third party pursuant to the credit support provided by Pride under the Tax Support Agreement, as requested by Pride in a written letter dated January 6, 2011, has resulted in an event of default under the Tax Support Agreement. In the Notice, Pride also states that it terminates its obligation to provide any additional credit support instruments under the Tax Support Agreement and directs the Company to cash collateralize Pride’s current aggregate credit support exposure under the Tax Support Agreement by paying to Pride an amount in U.S. Dollars equal to 600,136,853 Mexican Pesos.
          The Company believes that it has defenses to the claims set forth in the Notice and expects to contest such claims in the Bankruptcy Case. The ability of Pride to seek remedies to enforce its rights under the Tax Support Agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and Pride’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
          The Chapter 11 Proceedings constitute an event of default under the Tax Support Agreement. The Tax Support Agreement provides that the filing of the bankruptcy petitions described above resulted in the automatic termination of Pride’s obligation to provide any additional credit support instruments under the Tax Support Agreement. In addition, the Tax Support Agreement provides that the filing of such bankruptcy petitions obligates Seahawk to cash collateralize Pride’s current aggregate credit support exposure under the Tax Support Agreement. The ability of Pride to seek remedies to enforce its rights under the Tax Support Agreement is automatically stayed as a result of the filing of the Bankruptcy Case, and Pride’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
     Employee Reductions, Board of Director and Management Changes
          In connection with the Hercules Transaction and the Company wide employee reduction required by the DIP Credit Agreement, the Company terminated certain employees and officers pursuant to a general cost-reduction initiative. Additionally, to reduce costs and appropriately re-scale the size and composition of the board of directors to the Company’s future needs, certain directors of the company resigned.
          Following the completion of the Bankruptcy Court approved Hercules Transaction, the Debtors terminated additional employees and officers due to a reduction in need for certain employees and officers, including the Company’s Chief Executive Officer and Chief Operating Officer. The Company’s Chief Financial Officer was appointed President and Chief Executive Officer of the Company following the terminations.
     Other Events
          As a result of the Company’s Chapter 11 Proceedings and related sale of substantially all of the Company’s assets, the Company’s common stock was delisted from The NASDAQ Stock Market, effective April 1, 2011.